Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Second Quarter and Six Months 2007 Earnings

Norfolk, Va.: July 19, 2007 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (Pinksheets: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the second quarter and first six months of 2007.

Net income, after tax, for the quarter ended June 30, 2007 was $139,000, or $0.06 per diluted share, compared to net income, after tax, of $145,000, or $0.08 per diluted share, for the second quarter of 2006. The second quarter of 2006 included a $63,000 after-tax gain on the sale of the Bank’s retail credit card portfolio. The Company’s net income for the six months ended June 30, 2007, however, increased by $115,000 over the six months ended June 30, 2006. Net income, after tax, for the first six months of 2007 was $239,000, or $0.10 per diluted share, compared to net income, after tax, of $124,000, or $0.07 per diluted share, for the same period in 2006. The diluted earnings per share figures for the three and six months ended June 30, 2007, were impacted by an increase of 535,584 outstanding shares of the Company’s common stock, issued in connection with private placements that closed in June, July and December 2006.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“During the last quarter, we continued to execute our business plan to grow our core deposits as evidenced by the 25% increase in our core deposits from the second quarter of 2006 to the second quarter of 2007. We believe that a strong core deposit base will create value for our shareholders over the long run.”

“We look forward to the openings of our Financial District and Lynnhaven branches in the second half of 2007. We believe that these two branches in prominent locations will give us an even greater ability to attract core deposits.”

“Operating results for the first half of 2007 contain a variety of expenses relating to the continuing development of our infrastructure and compliance functions. We expect some of these expenses to continue over the remainder of 2007 as we transition our headquarters to the Dominion Enterprises building and take the necessary steps to ensure our compliance with the letter and spirit of the Sarbanes-Oxley Act relating to internal controls over financial reporting.”

Comparison of Operating Results for the Three Months Ended June 30, 2007 and 2006

Overview. The Company’s pretax income was $208,000 for the second quarter of 2007, compared to a pretax income of $210,000 in the second quarter of 2006. Compared to the second quarter of 2006, net interest income increased by $47,000, noninterest income decreased by $126,000 and noninterest expense decreased by $77,000. Net income, after tax, was $139,000, or $0.06 per diluted share, for the three months ended June 30, 2007, compared to a net income, after tax, of $145,000, or $0.08 per diluted share, for the three months ended June 30, 2006. As previously mentioned, the second quarter of 2006 included a $63,000 after-tax gain on the sale of the Bank’s retail credit card portfolio.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $47,000 in the second quarter of 2007 compared to the second quarter of 2006. This was attributable to an increase of $4.0 million in the average balance of interest-earning assets, and an increase in net interest margin from 3.82% to 3.84%.

Provision for Loan Losses. There was no provision for loan losses for the three months ended June 30, 2007 or for the three months ended June 30, 2006.

Noninterest Income. Total noninterest income decreased by $126,000, from $434,000 in the second quarter of 2006 to $308,000 in the second quarter of 2007. This decrease was primarily due to a $96,000 gain on the sale of the Bank’s retail credit card portfolio in the second quarter of 2006 that did not recur in 2007.

Noninterest Expense. Total noninterest expense decreased by $77,000, from $2.0 million in the second quarter of 2006 to $1.9 million in the second quarter of 2007 as contract employee expense declined by $84,000.

Income Taxes. The Company’s income tax expense for the quarter ended June 30, 2007 was $69,000, which represented an effective tax rate of 33.5%, compared to $65,000 for the quarter ended June 30, 2006, which represented an effective tax rate of 31.0%.

Comparison of Operating Results for the Six Months Ended June 30, 2007 and 2006

Overview. The Company’s pretax income was $358,000 for the first six months of 2007, compared to a pretax income of $170,000 for the first six months of 2006, an increase of $188,000. Compared to the first six months of 2006, net interest income increased by $225,000, provision for loan losses decreased by $15,000, noninterest income decreased by $192,000, and noninterest expense decreased by $140,000. Net income, after tax, was $239,000, or $0.10 per diluted share, for the six months ended June 30, 2007, compared to after-tax net income of $124,000, or $0.07 per diluted share, for the six months ended June 30, 2006.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $225,000 in the first six months of 2007 compared to the first six months of 2006. This was attributable to a $6.4 million increase in the average balance of interest-earning assets, and an increase in net interest margin from 3.69% to 3.80%.

Provision for Loan Losses. Provision for loan losses decreased by $15,000, from $17,000 in the first six months of 2006 to $2,000 in the first six months of 2007.

Noninterest Income. Total noninterest income decreased by $192,000, from $751,000 in the first six months of 2006 to $559,000 in the first six months of 2007. This decrease was primarily due to the $96,000 gain on sale of the retail credit card portfolio in the second quarter of 2006, and declines of $59,000 in service charges on deposit accounts.

Noninterest Expense. Total noninterest expense decreased by $140,000, from $4.1 million in the first six months of 2006 to $3.9 million in the first six months of 2007, primarily attributable to a decline in contract employee expense of $180,000.

Income Taxes. The Company’s income tax expense for the six months ended June 30, 2007 was $119,000, which represented an effective tax rate of 33.3%, compared to income tax expense for the six months ended June 30, 2006 of $46,000, which represented an effective tax rate of 27.0%. The effective tax rate for the six months ended June 30, 2006 was impacted by the effect of a tax benefit from the first quarter 2006.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $7.4 million, or 3.5%, from $209.4 million at June 30, 2006 to $216.8 million at June 30, 2007. The increase in assets resulted primarily from a $12.2 million increase in the ending balance of loans held for investment, offset by an aggregate $6.0 million decrease in the combined balances of federal funds sold and securities available for sale.

Funds Sold and Investment Securities. Total federal funds sold and investment securities available for sale were $53.0 million at June 30, 2007, compared to a combined balance of $59.0 million at June 30, 2006. During the first quarter of 2007, the Company changed the mix of these investments by purchasing $35.8 million of FHLMC/FNMA balloon mortgage-backed securities with an average remaining balloon maturity of approximately 3.7 years.

Loans. Loans held for investment, net, at June 30, 2007 were $144.0 million, which represents an increase of $12.2 million, or 9.3%, from the loan balance of $131.8 million at June 30, 2006.

Asset Quality. The Company’s total nonperforming assets decreased to $187,000, or 0.09% of assets, at June 30, 2007, compared to $201,000, or 0.10% of assets, at June 30, 2006, attributable to a decrease in the balance of nonaccrual loans.

Deposits. Driven by growth in core deposits, total deposits increased by $12.8 million, or 7.2%, from $176.9 million at June 30, 2006 to $189.7 million at June 30, 2007. Core deposits, which are comprised of checking, savings and money market accounts, increased by $27.6 million, or 25.0%, from $110.0 million at June 30, 2006 to $137.6 million at June 30, 2007. The effect on total deposits of this increase in core deposits was partially offset by a $14.7 million decrease in certificate of deposit balances.

Borrowed Funds. Borrowed funds decreased by $11.9 million, from $12.8 million at June 30, 2006 to $900,000 at June 30, 2007, primarily due to the repayment in October 2006 of the Bank’s $10.0 million FHLB advance.

Capital. Stockholders’ equity increased by $6.1 million, or 33.8%, from $18.2 million at June 30, 2006 to $24.3 million at June 30, 2007. Stockholders’ equity increased as a result of $6.1 million in total net capital raised in connection with sales of the Company’s common stock in private placements that closed in July and December 2006.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, and one full-service branch in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At June 30,
	2007	2006
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$6,814	$7,519
Federal funds sold	12,483	36,580
Securities available for sale, at fair value	40,519	22,376
Securities held to maturity, at cost	678	680
Loans, net
Held for investment, net of allowance for loan losses	143,993	131,779
Held for sale	330	455
Accrued interest receivable	849	682
Stock in Federal Reserve Bank, at cost	313	65
Stock in Federal Home Loan Bank of Atlanta, at cost	401	859
Premises and equipment, net	8,985	6,772
Other assets	1,430	1,648

Total assets	$216,795	$209,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest bearing	$53,049	$45,804
Interest-bearing	136,649	131,092

Total deposits	189,698	176,896

Federal Home Loan Bank Advance	—	10,000
Securities sold under agreements to repurchase	850	2,740
Other borrowings	50	50
Accrued interest payable	296	371
Other liabilities	1,555	1,161

Total liabilities	192,449	191,218

Stockholders’ equity
Common stock, $5 par value - authorized 3,000,000 shares; issued and outstanding: 2,278,652 shares at June 30, 2007; 1,861,173 shares at June 30, 2006	11,393	9,306
Additional paid-in capital	6,102	1,781
Retained earnings	6,937	7,147
Accumulated other comprehensive income (loss), net	(86)	(37)

Total stockholders’ equity	24,346	$18,197

Total liabilities and stockholders’ equity	$216,795	$209,415

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,479	$2,494	$4,922	$4,792
Taxable investment securities	519	64	923	126
Nontaxable investment securities	12	12	24	24
Dividends on FRB and FHLB stock	11	13	22	24
Interest on federal funds sold	108	538	397	1,030

Total interest income	3,129	3,121	6,288	5,996

Interest expense
Deposits	1,241	1,152	2,511	2,207
Borrowings	18	146	57	294

Total interest expense	1,259	1,298	2,568	2,501

Net interest income	1,870	1,823	3,720	3,495

Provision for loan losses	—	—	2	17

Net interest income after provision for loan losses	1,870	1,823	3,718	3,478

Noninterest income
Service charges on deposit accounts	128	163	254	313
Gains on sale of loans held for sale, net	53	33	83	82
Gain on sale of investment securities	—	34	1	34
Late charges and other fees on loans	24	38	39	54
Other	103	166	182	268

Total noninterest income	308	434	559	751

Noninterest expense
Compensation	1,051	993	2,161	2,027
Data processing	130	128	260	261
Occupancy	144	127	267	251
Furniture and equipment	134	144	271	298
Taxes and licenses	55	54	109	94
Professional fees	130	178	220	290
Contract employee services	1	85	6	186
Marketing	45	64	86	124
Telephone	29	21	64	43
Stationery and supplies	42	26	80	71
Other	209	227	395	414

Total noninterest expense	1,970	2,047	3,919	4,059

Income before provision for income taxes	208	210	358	170

Provision for income taxes	69	65	119	46

Net income	$139	$145	$239	$124

Earnings per common share
Basic	$0.06	$0.08	$0.10	$0.07

Diluted	$0.06	$0.08	$0.10	$0.07

Dividends per share	$0.06	$0.06	$0.12	$0.12

Weighted average shares outstanding - basic	2,278,652	1,718,517	2,278,507	1,716,593
Effect of dilutive stock options	25,215	37,999	26,806	37,821

Weighted average shares outstanding - assuming dilution	2,303,867	1,756,516	2,305,313	1,754,414

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Financial ratios
Annualized return on average assets	0.26%	0.28%	0.23%	0.12%
Annualized return on average equity	2.26%	3.63%	1.96%	1.57%
Average equity to average assets	11.61%	7.81%	11.55%	7.76%
Equity to assets, at period-end	11.23%	8.69%	11.23%	8.69%
Net interest margin	3.84%	3.82%	3.80%	3.69%

Per common share
Earnings per share - basic	$0.06	$0.08	$0.10	$0.07
Earnings per share - diluted	$0.06	$0.08	$0.10	$0.07
Book value per share	$10.68	$9.78	$10.68	$9.78
Dividends declared per share	$0.06	$0.06	$0.12	$0.12

Common stock outstanding	2,278,652	1,861,173	2,278,652	1,861,173
Weighted average basic shares outstanding	2,278,652	1,718,517	2,278,507	1,716,593
Weighted average diluted shares	2,303,867	1,756,516	2,305,313	1,754,414

Asset quality
Nonaccrual loans	$187	$200	$187	$200
Accruing loans past due 90 days or more	—	1	—	1

Total nonperforming loans	187	201	187	201

Real estate owned, net	—	—	—	—

Total nonperforming assets	$187	$201	$187	$201

Nonperforming assets to total assets	0.09%	0.10%	0.09%	0.10%

Allowance for loan losses
Balance, beginning of period	$1,373	$1,362	$1,373	$1,335
Provision for loan losses	—	—	2	17
Loans charged-off	—	(64)	(8)	(83)
Recoveries	9	2	15	31

Balance, end of period	$1,382	$1,300	$1,382	$1,300

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.95%	0.98%	0.95%	0.98%

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